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                                                                    EXHIBIT 10.1
                                 May 21, 1996



Mr. Richard Finkbeiner


Dear Rick:

     On behalf of Creative Computers, Inc. it is my pleasure to confirm our offer to you of the position of Chief Financial Officer. As we discussed, if you accept this offer you will be reporting directly to me. I have enjoyed speaking with you and very much hope that you will accept our offer.

     Your duties generally will be in the areas of overseeing and managing the Company's finance, planning, accounting and administrative functions, as well as possibly human resources, and you will have dual responsibility for many other areas, and you may be assigned other duties as needed and your duties may change from time to time on reasonable notice.

     You will earn a monthly base salary of $19,583.33 (payable semi-monthly). Your bonus potential will be a maximum of $117,500 annually. Twenty-five percent of the total bonus potential is attainable based on quarterly goals based on company performance. The remaining 75% of the bonus potential will be based upon company performance for each fiscal year. For 1996, your bonus, if any,
will be prorated based on the amount of time you are employed here.   For the
first twelve months of your employment with the Company, you are guaranteed a minimum $25,000 bonus, payable at the end of the first twelve months if you have not already achieved $25,000 in bonus by meeting your quarterly or annual bonus goals.

     You will receive a signing bonus of $25,000 upon the commencement of your employment. If you decide to leave Creative during the first 90 days, you will pay back all of this signing bonus.

     You will be granted options to purchase 75,000 shares of Creative Computers, Inc. stock at the price on the date you accept this offer. The first
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Mr. Richard Finkbeiner
May 21, 1996
Page 2


5,000 shares will vest when your employment begins. Options on the remaining 70,000 shares will vest as follows, all provided you are still employed by the
Company: options to purchase 35,000 shares will vest quarterly over three years at a rate of 8.33% per quarter; and options to purchase an additional 35,000 shares will vest annually over five years at a rate of 20% per year.

     We will also reimburse you for (or advance as necessary) your moving and relocation expenses as follows: packing and moving; broker fees and closing costs for the sale of your current residence in Minnesota; closing costs for buying a home in Southern California (not including any borrowing costs on the purchase money); and reasonable living expenses (limited to apartment, rental car and food) for you while you are living here for up to six months or until your house in Minnesota sells, whichever is sooner. We will also pay for coach airfare for you to visit Minnesota once every two weeks during this period. As to all of the expenses associated with your relocation, we understand that you will use your best efforts to minimize the expenses as much as reasonably possible.

     You will be eligible for all benefits sponsored by the Company subject to the terms and conditions of the various benefit programs, including medical, dental and life insurance. Our 401(k) plan requires that you be employed for at least 6 months to be eligible, and allows enrollment only twice a year. We cannot waive those conditions. As we discussed, the Company will reimburse you for the cost of a $500,000 term life insurance policy, with a carrier and at a rate subject to approval in the Company's discretion. You will receive a $600 per month auto allowance. You will be eligible for three weeks vacation per year during your first two years of employment and four weeks per year after the first three years, provided you are still employed by the Company.

     We hope that our association will continue for a substantial period of time, but we recognize that the future is inherently uncertain and that assurances of permanent or continuing employment are not feasible. Therefore, in accordance with our standard policy, your employment will be "at-will." In other words, either you or the Company can end your employment at any time for any reason, with or without cause. This term of employment is not subject to change or modification of any kind except in a writing signed by you and me. Please note that this agreement supersedes any prior agreements, arrangements or understandings concerning your employment, and that it constitutes the full, complete and exclusive agreement between you and the Company as to all matters covered herein.

     In addition, you agree not to in any way jeopardize or expose Creative to liability by using for Creative's benefit trade secrets of any former employer or
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Mr. Richard Finkbeiner
May 21, 1996
Page 3


client. You further agree and represent that you have not entered into any agreements with any former employer or client that would affect your ability to give your full efforts to Creative, would expose Creative to any liability, or would negatively impact Creative's ability to run its business and compete effectively for personnel or for business on a go-forward basis. You agree to sign an agreement to this effect (as well as a confidentiality agreement) prior to or upon commencement of your employment here.

     We would like you to begin work as soon as possible, but not later than June 10, 1996.

     As you know, we plan to announce your joining the Company prior to your actual start date. Therefore, it is important for you to carefully consider this offer and be willing to make a definite commitment to joining us before you sign and send back this letter.

     We very much look forward to your joining our organization. In order to confirm your acceptance of our offer as set forth here, please sign a copy of this letter and return it to me. If there is anything that you want to discuss further, please do not hesitate to contact me.

                         Sincerely,



                         Frank Khulusi
                         President and Chief
                         Executive Officer



AGREED AND ACCEPTED THIS     DAY OF MAY, 1996.
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Richard Finkbeiner